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                                       EX-10.5

                                  PURCHASE AGREEMENT

    AGREEMENT (The "Agreement") dated the 28th day of April 1995 by and among the National Ozone Water Corp. a corporation existing under the laws of the State of New York, maintaining offices at 430 W. Merrick Road, Valley Stream New York 11762, (hereinafter referred to as "National Ozone"), Edward Worfler, residing at 252 Harbor Lane, Massapequa Park New York 11762. (hereinafter referred to as "Worfler", and Rita Worfler, residing at 252 Harbor Lane, Massapequa Park New York (hereinafter referred to as "Worfler") and/or collectively as the "Sellers"), and the Puro Corporation of America, a New York Corporation, maintaining offices at 56-45 58th Street, Maspeth New York (referred to as "Puro" and/or "Purchaser").

                                      WITNESSETH

    WHEREAS, Edward and Rita Worfler are the original and sole Shareholder of National Ozone Water Corp. and hold a total of one hundred (100) shares of Common Stock, representing one hundred (100%) percent of all such voting and non voting, shares issue and outstanding, and

    WHEREAS, National Ozone desires to sell to Purchaser and Purchaser desires to purchase selected assets owned by National Ozone Water Corp. and assume selected liabilities of National Ozone Water Corp.


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    1.   PURCHASE PRICE:

    The purchase price to be paid the Seller by the Purchasers for selected assets of National Ozone shall be approximately Five Hundred Twenty Four Thousand Dollars ($524,000) which is derived and calculated upon the following representations, attached hereto as Exhibit 1, of the Sellers:

    (a) The Sellers have represented that the most recent twelve month annual net water revenues of National Ozone exclusive of the Long Island RR, to be approximately Three Hundred Fifty Thousand Dollars ($350,000). Attached hereto as Exhibit 1. The Purchaser Agrees to pay one hundred percent (100%) of such annual water sales.

    (b) The most recent annual net water cooler rentals, estimated to be approximately One Hundred Thousand Dollars ($100,000). Attached hereto as
Exhibit 2. The Purchaser agrees to pay one hundred fifty percent (150%) of the annual water cooler rentals.

    (c) The Sellers further represent that the annual net water sales to the Long Island Rail Road to be Sixty One Thousand ($61,000.00) Dollars. The Purchaser agrees to pay forty percent (40%) for said water sales to the LIRR.

    (d) The Sellers shall convey all operating assets of National Ozone, including customer lists, trucks, rental and supply agreements, production equipment files, records, telephone numbers, advertising and non compete agreements, use


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of trade name, if any, inventory, bottles, coolers, containers, racks, crates
(wood or plastic) and furniture and fixtures.

    2.  PAYMENT FOR ASSETS

    The purchase money that may be due and owing for the purchase of the assets of National Ozone, as determined pursuant to paragraph 1, shall be paid to National Ozone Water Corp. as follows:

    (a) At the date of closing, by certified check, payable to National Ozone Water Corp. or whomever else the Sellers designate in writing on or before the date of closing, the sum of One Hundred Seventy Four Thousand Eight Hundred Dollars ($174,800), less any amount or sums of money due and owing Puro on said date.

    (b) The giving of a variable note by Puro in the face amount of Three Hundred Forty Nine Thousand Six Hundred Dollars ($349,600), payable over four years (4) with interest at eight percent (8%) per annum. Interest only will be paid monthly for the first six months. Thereafter payments to be made monthly beginning seven months from the date of closing and continuing monthly thereafter at the rate of $9,571.01 per month for forty two (42) months.. The amount due the Seller on the note under this sub-paragraph "b", shall be adjusted in accordance with the percentage of increase or decrease in the Purchaser's Ozone's accounts yearly gross sales ending 3/31/96, over the gross sales of National Ozone Water Corp. for the year ending March 31, 1996. Said


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amount shall also be paid or deducted if required to reflect any changes in the actual representations made in Section 1.

    (c) The Purchaser agrees not to increase the prices of Ozone customers during the initial first year adjustment period. If however any National Ozone customer who discontinues or shall be in payment arrears of 120 days or more, said customer revenues shall be deducted from the purchase price from the date of discontinuance to the end of the adjustment period as outlined in paragraph 1 of this Agreement.

    3.REPRESENTATIONS OF THE PURCHASER:

    (a) Purchaser will assume and pay, from the execution of the Agreement, all monthly payments due and owing the Yellow Book and Pages for the advertisements of the Corporation, National Ozone Water Corp. (estimated to be $000.00 per month).

    (b) Purchaser will assume and be liable to National Ozone customers for all of National Ozone Customer bottle deposits as of the date of closing.

    (c) Purchaser will assume all cooler contracts between National Ozone and its customers. A list of cooler contracts being assumed is annexed as Exhibit 2.

    (d) Purchaser shall fully comply with its obligations under the New York State Bulk Assets Sales Law.

    (e) Purchaser represents that it has full power and legal right to execute, deliver and perform this agreement. The execution, delivery and performance of this agreement will not


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contravene any provision of the certificate of incorporation or by-laws of
Purchaser.

    4.   REPRESENTATIONS OF THE SELLERS:

    (a) The Sellers represent that National Ozone Water Corp. Federal, State and Local taxes have been or will be filed and paid. If for any reason a Tax audit is made of National Ozone and a claim for past taxes is made to the Purchaser, any money paid by the Purchaser pursuant to these claims shall be deducted from the money due and owing Sellers in accordance with paragraph 1 of this agreement. In the event of a tax audit, Puro must notify Sellers and the Sellers accountant, Nat Migden, who will conduct these audits at no expense to the Buyer pursuant to paragraph 10 herein.

    (b) The Sellers represent that there are no actions, suits or other proceedings pending before any court, tribunal, commission, agency or bureau against National Ozone, except as noted in Exhibit 3 attached hereto. Sellers are not in default with respect to any order, injunction, writ or decree of any court, tribunal, commission, agency, office or bureau.

     (c) Sellers further represent that they shall fully cooperate with the Purchaser to comply with the New York State Bulk Asset Sales Law. Any failure to cooperate by the Seller which results in a claim against the Purchaser, shall be offset against any money due and owing under this agreement.


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    6.RESTRICTIVE COVENANT:

    Sellers covenant that they will not reestablish, reopen, be engaged in, nor in any manner whatsoever become interested, directly or indirectly, either as a employee, as an owner, as a partner, as a agent, or as stockholder, director or officer of a corporation, or otherwise, in any business, trade or occupation similar to the one operated by the corporation National Ozone Water Corp., within the Counties of Suffolk, Nassau and the City of New York for a period of Seven (7) years from the date of this agreement.

    7.GOVERNING LAW:

    This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of Conflict of Law.


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    8.   ARBITRATION:

    Any Dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration in accordance with the rules of the American Arbitration Association. Judgment of any award determined by the arbitrators may be entered in any appropriate court having jurisdiction In event that arbitration is commenced to enforce any of the terms of this Agreement, the prevailing party in the arbitration shall be entitled to the costs thereof, including reasonable attorney's fees.

    9.   CAPTIONS

    The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provisions thereof.

    10. NOTICE

    All notices, requests or other communications required hereunder shall be in writing and shall be deemed to have been duly given or made, if personally delivered, or if mailed by United States certified mail, return receipt requested, to the parties at the respective addresses first above written, or at such other address as shall be specified in writing by either


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of the parties to the other in accordance with the terms and conditions of this paragraph,

    11.  BROKERAGE:

    Each party represents to each other party that it has dealt with no finder or broker in connection with any of the transactions contemplated by this agreement or the negotiations looking forward to the consummation of this agreement and that no broker or other person is entitled to any commission or finder's fee in connection with any such transactions or negotiations, and each party hereby indemnifies each other party against and agrees to hold such other party harmless from any liability or expense which may be imposed by or incurred by such other party in connection with any claim by any such finder or broker based upon any alleged arrangement or communication with the indemnifying party,

    12.EXPENSES:

    Whether or not the transactions contemplated by this agreement shall be consummated, all expenses incurred by the Sellers or the Purchaser in connection with the transactions contemplated hereby shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense.

    This Agreement may not be changed orally.  The terms,


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warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors and assigns.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be made and executed the day and year first written above.


                                       National Ozone Water Corp.


                                       by Edward A. Worfler       Pres
                                          ----------------------------

                                          Edward A.Worfler
                                          ----------------------------
                                          Edward A.Worfler

                                          Rita Worfler
                                          ----------------------------
                                          Rita Worfler

                                          Puro Corporation of America


                                       by Scott Levy              Pres
                                          ----------------------------


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